UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 21, 2012

CREE, INC.
(Exact name of registrant as specified in its charter)

North Carolina	0-21154	56-1572719
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4600 Silicon Drive
Durham, North Carolina	27703
(Address of principal executive offices)	(Zip Code)

(919) 407-5300
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 21, 2012, John T. Kurtzweil, Executive Vice President–Finance, Chief Financial Officer and Treasurer, submitted his resignation as an officer of Cree, Inc. (the “Company”) and its subsidiaries effective May 21, 2012. Mr. Kurtzweil plans to continue as an employee of the Company until June 15, 2012 to assist with the transition of his responsibilities. The Company appointed Michael E. McDevitt as Vice President and Interim Chief Financial Officer effective May 22, 2012. Mr. McDevitt, age 48, previously served as the Company's Director of Financial Planning from 2005 to 2011 and as the Company's Corporate Controller from 2002 to 2005. Since 2011 he served as Director of Sales Operations. Additionally, he served as the Company's Chief Financial Officer and Treasurer on an interim basis from May 2006 through September 2006.

In connection with his appointment, the Compensation Committee of the Company's Board of Directors approved the award to Mr. McDevitt of a non-qualified stock option to purchase 30,000 shares of the Company's common stock and an award of 6,000 shares of restricted stock under the Company's 2004 Long-Term Incentive Compensation Plan (the “Plan”).  Both awards will be made on June 1, 2012.  The option award terms provide that the option will vest and become exercisable over a three-year period in equal installments on the anniversary of the grant date, subject to the condition that Mr. McDevitt remain employed by the Company or a related “Employer” as defined in the Plan. If not sooner terminated, the option will expire seven years after the grant date.  The exercise price of the option will be the last sales price reported for the regular trading session on the Nasdaq Stock Market on the grant date.  The restricted stock award terms provide that the shares will vest over a four-year period in equal installments, with the first installment vesting on September 1, 2013, subject to the condition that Mr. McDevitt remain employed by the Company or a related Employer.  The Company filed a copy of the Plan with the Commission on October 27, 2011 as Exhibit 10.1 to the Company's current report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CREE, INC.

By:	/s/ Charles M. Swoboda
Charles M. Swoboda
Chairman, Chief Executive Officer and President

Date: May 25, 2012